Exhibit 10.14

PEPSICO, INC.

1995 Stock Option Incentive Plan

(as amended and restated, effective August 2, 2001)

1.    Purposes. The principal purposes of the 1995 Stock Option Incentive Plan (the “Plan”) are to provide long-term incentives in the form of stock options to those persons with significant responsibility for the success and growth of PepsiCo, Inc. and its subsidiaries, affiliates, divisions and other businesses in which it has a substantial financial interest, to assist the Company in attracting and retaining key employees on a competitive basis, and to associate the interests of such employees with those of PepsiCo’s shareholders.

2.    Definitions. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:

(a)    “Change in Control” means the occurrence of any of the following events: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo, Inc. by another entity or group; excluding, however, the following (A) any acquisition by PepsiCo, Inc., or (B) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo, Inc.; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo, Inc. (the “Board”) at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (iii) PepsiCo, Inc. shareholders approve a merger or consolidation of PepsiCo, Inc. with another company, and PepsiCo, Inc. is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo, Inc.; (iv) PepsiCo, Inc. shareholders approve a plan of complete liquidation of PepsiCo, Inc. or the sale or disposition of all or substantially all of PepsiCo, Inc.’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, Inc., and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

(b)    “Committee” means the Compensation Committee of the Board of Directors of PepsiCo, as appointed from time to time by the Board, consisting of two or more outside disinterested members of the Board.

(c)    “Common Stock” or “Stock” means PepsiCo Common Stock, par value 1 2/3 cents per share.

(d)    “Company” means PepsiCo, Inc., its divisions, direct and indirect subsidiaries, affiliates and other businesses in which it has a substantial financial interest.

(e)    “Fair Market Value” means an amount equal to the mean of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), carried out to four decimal places.

(f)    “Grant Date” means the date an Option is granted under the Plan. The date of grant of an Option shall be the date as of which the Committee determines that such Option shall become effective.

(g)    “Option” or “Stock Option” means a right granted under the Plan to purchase a share of PepsiCo Common Stock at a fixed price for a specified period of time.

(h)    “Option Exercise Price” means the price at which a share of Common Stock covered by an Option granted hereunder may be purchased.

(i)    “Optionee” means an eligible employee of the Company who has received a Stock Option granted under the Plan.

(j)    “PepsiCo” means PepsiCo, Inc., a North Carolina corporation.

(k)    “Retirement” means termination from employment by the Company for reasons other than death after the employee has fulfilled the requirements for either a normal, early or disability retirement pension, as defined under the Company’s retirement program applicable to such employee at the date of termination of employment.

(l)    “Totally Disabled” shall have the meaning set forth in the Company’s long term disability program applicable to U.S. salaried employees.

(m)    “Variable Awards” are rights to receive grants of either cash payments or Stock Options based upon the performance of PepsiCo business units during a three-year performance period. The election to receive cash or Stock Options is made by the participant at the beginning of the three-year performance period.

3.    Administration of the Plan. The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, including, but not limited to, authority to determine the persons to be granted Options under the Plan, to determine the size and applicable terms and conditions of grants to be made to such persons, to determine the time when Options will be granted and any conditions which must be satisfied by employees before an award is made, to determine when Options may be exercised and whether they may be deferred, to determine whether an award should be reduced or eliminated, and to authorize grants to eligible persons.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to the Plan or any Options granted hereunder shall be final, binding and conclusive on all parties concerned, including, without limitation, Optionees, the Company, its employees, PepsiCo and its shareholders.

4.    Eligibility. All Company employees who hold positions graded at Band I or Band II, or the equivalent, on a Grant Date are eligible to be granted Options under the Plan. Employees who are hired at or promoted to an eligible level after a Grant Date are eligible to receive a pro-rated grant at such time and on such terms and conditions as may be determined by the Committee in its discretion. Notwithstanding the foregoing, no employee may be granted Options which, if exercised in the aggregate, would result in that employee receiving more than 10% of the maximum number of shares available for issuance under the Plan.

5.    Awards. Unless otherwise determined by the Committee, regular grants of Stock Options will generally be made annually in amounts determined from time to time by the Committee. The Committee may also approve special or pro-rata grants of Options in its discretion. The Committee may also grant Options in connection with Variable Awards. All Options granted under the Plan shall be evidenced by agreements containing such terms and conditions (not inconsistent with the Plan) as the Committee may determine. Unless otherwise determined by the Committee, Options will be subject to the following terms and conditions:

(a)    Option Exercise Price. The Option Exercise Price shall be equal to the Fair Market Value of a share of Common Stock on the Grant Date.

(b)    Term. Options shall be granted with a term of ten (10) years.

(c)    Exercisability. Regular grants of Options generally become 100% vested and exercisable on the third anniversary of the Grant Date. Special or pro-rata grants of Options shall become vested and exercisable at such times as may be determined by the Committee at the time of grant. Options granted in connection with Variable Awards shall be exercisable immediately. Once exercisable, Options may be exercised until the expiration of their term. Fractional Options may not be exercised and no fractional shares shall be purchasable or deliverable under the Plan.

(d)    Termination of Employment, Death, Total Disability or Retirement. All Options shall automatically expire upon, and no Option may be exercised after, the termination of the Optionee’s employment with the Company; provided, however, that if such termination occurs by reason of the Optionee’s death, Total Disability or Retirement, then the Optionee’s designated beneficiary (or, if none, his or her legal representative), in the event of death, or the Optionee, in the event of Retirement or Total Disability, shall be vested in the following: (i) if such termination occurs after the first anniversary of the Grant Date, all of the Options; and (ii) if such termination occurs prior to the first anniversary of the Grant Date, a pro-rated portion of the Options based on the Optionee’s active service during the first year following the Grant Date. Any Options that become vested under this paragraph may be exercised from the date on which such Options would have vested had the Optionee’s employment continued through the date on which the term of the Options expires.

(e)    Buy-out of Option Gains. The Committee shall have the right, at any time, in its sole discretion and without the consent of the holder thereof, to cancel a Stock Option and pay to the holder the excess of the Fair Market Value of the shares covered by such Option over the Option Exercise Price for such Option as of the date the Committee provides written notice of its intention to exercise this right. Payments of buy out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock as the Committee deems advisable. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes.

(f)    Misconduct. The Committee shall determine the terms and conditions relating to an Optionee’s misconduct and such terms and conditions shall be set out in the option agreement. Unless the Committee determines otherwise at the time of grant, in the event that an Optionee has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, (iii) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Optionee’s employment with the Company, or (iv) committed a felony or other serious crime, then that Optionee may, at the option of the Company, forfeit all rights to any unexercised Options granted under the Plan and in such event all of that Optionee’s outstanding Options shall automatically terminate and lapse.

(g)    Assignment or Transfer. Unless the Committee determines otherwise, during an Optionee’s lifetime, his or her Options shall not be transferable and shall only be exercisable by the Optionee and any purported transfer shall be null and void. No Option, nor any rights or interests therein, shall be assignable or transferable except by will or the laws of descent and distribution.

6.    Foreign Employees. Without amending the Plan, the Committee may grant Options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

7.    Exercising Options. To exercise an Option, the holder thereof shall give notice of his or her exercise to PepsiCo, or its agent, specifying the number of shares of Common Stock to be purchased and identifying the specific Options that are being exercised. From time to time the Committee may establish procedures relating to effecting such exercises. An Option is exercisable during an Optionee’s lifetime only by the Optionee; provided, however, that in the event the Optionee is incapacitated and unable to exercise Options, such Options may be exercised by such Optionee’s legal guardian, legal representative, fiduciary or other representative whom the Committee deems appropriate based on applicable facts and circumstances.

8.    Payment of Option Exercise Price. The Option Exercise Price for the Options being exercised must be paid in full at time of issuance of the Common Stock. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No share of Stock will be delivered to any Optionee until all such amounts have been paid by the Optionee. The obligation of PepsiCo to deliver cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

9.    Shares of Stock Subject to the Plan. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 52,800,000 shares of Common Stock, which has been adjusted from the initial authorized amount of 25,000,000 and which is subject to any further adjustments which may be made pursuant to Section 10 hereof. Shares of Stock used for purposes of the Plan may be either shares of authorized but unissued Common Stock or treasury shares or both. Stock covered by Options which have terminated or expired prior to exercise or have been surrendered or cancelled shall be available for further option hereunder.

10.    Dilution and Other Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments may be made in the Plan and the Options granted hereunder as the Committee determines are necessary or appropriate, including if necessary, an adjustment in the number of shares and Option Exercise Prices per share applicable to Options then outstanding and in the number of shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

11.    Change in Control. Notwithstanding anything to the contrary herein, at the date of a Change in Control, all outstanding and unvested Options granted under the Plan shall immediately vest and become exercisable, and all Options then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any Option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such Option is involuntarily terminated (other than for cause) within two (2) years after the Change in Control; (ii) such Option is terminated or adversely modified; or (iii) PepsiCo Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such Option shall immediately be entitled to receive a lump sum cash payment equal to the greater of (x) the gain on such Option or (y) the Black-Scholes value of such Option (as determined by a nationally recognized independent investment banker chosen by PepsiCo), in either case calculated on the date such Option becomes unexercisable. For purposes of the preceding sentence, the gain on an Option shall be calculated as the difference between the closing price per share of PepsiCo Common Stock as of the date such Option becomes unexercisable less the Option Exercise Price of such Option.

Any amount required to be paid pursuant to this Section 11 shall be paid within twenty (20) days after the date such amount becomes payable.

12.    Registration, Listing and Qualification of Shares. Each Option shall be subject to the requirement that if at any time the registration, listing or qualification of the shares covered thereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is determined to be necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, no such Option may be delivered or exercised, as the case may be, unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

13.    No Rights to Options or Employment. No employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein or in the terms and conditions of the Option. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

14.    Rights as Shareholder. An Optionee under the Plan shall have no rights as a holder of Common Stock with respect to Options granted hereunder, unless and until certificates for shares of Common Stock are issued to such Optionee.

15.    Costs and Expenses. Except as provided in Sections 5 and 8 hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by PepsiCo and shall not be charged to any grant nor to any employee receiving a grant.

16.    Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, PepsiCo shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of PepsiCo Common Stock upon exercise of any Option granted under the Plan.

17.    Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan and no such action shall be valid if such action requires shareholder approval under applicable law to be valid. With the consent of affected Optionees, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

18.    Other Actions. This Plan shall not restrict the authority of the Committee or of PepsiCo, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

19.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

20.    Effectiveness of the Plan. This Plan shall become effective on July 27, 1995.

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